Exhibit 10.15

LOAN AGREEMENT

Dated as of October 26, 2004

Between

THE ENTITIES SET FORTH ON THE
SIGNATURE PAGE TO THIS LOAN AGREEMENT,
collectively, as Borrower

and

COLUMN FINANCIAL, INC.,
as Lender

BLUELINX INDUSTRIAL PORTFOLIO

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VIII.	DEFAULTS

	Section 8.1.	Event of Default
	Section 8.2.	Remedies

IX.	SPECIAL PROVISIONS

	Section 9.1.	Sale of Notes and Securitization
	Section 9.2.	Securitization Cooperation
	Section 9.3.	Loan Components; Mezzanine Loans
	Section 9.4.	Exculpation
	Section 9.5.	Servicer
	Section 9.6.	Limitation on Borrower’s Obligations

X.	MISCELLANEOUS

	Section 10.1.	Survival
	Section 10.2.	Lender’s Discretion
	Section 10.3.	Governing Law
	Section 10.4.	Modification, Waiver in Writing
	Section 10.5.	Delay Not a Waiver
	Section 10.6.	Notices
	Section 10.7.	Trial by Jury
	Section 10.8.	Headings
	Section 10.9.	Severability
	Section 10.10.	Preferences
	Section 10.11.	Waiver of Notice
	Section 10.12.	Intentionally Omitted
	Section 10.13.	Expenses; Indemnity
	Section 10.14.	Schedules Incorporated
	Section 10.15.	Offsets, Counterclaims and Defenses
	Section 10.16.	No Joint Venture or Partnership; No Third Party Beneficiaries
	Section 10.17.	Publicity
	Section 10.18	Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets
	Section 10.19.	Waiver of Counterclaim
	Section 10.20.	Conflict; Construction of Documents; Reliance
	Section 10.21.	Brokers and Financial Advisors
	Section 10.22.	Prior Agreements
	Section 10.23.	Joint and Several Liability
	Section 10.24.	Intentionally Omitted
	Section 10.25.	Mortgagee Waiver

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SCHEDULES

Schedule I	–	Properties – Allocated Loan Amounts
Schedule II	–	Individual Properties
Schedule III	–	Required Repairs – Deadlines for Completion
Schedule IV	–	Organizational Structure
Schedule V	–	Out Parcels
Schedule VI	–	Partial Release Parcels
Schedule VII	–	Partial Release Parcel Release Amount

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 26, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (“Lender”) and THE ENTITIES SET FORTH ON THE SIGNATURE PAGE OF THIS AGREEMENT, each a Delaware limited liability company having its principal place of business at 4300 Wildwood Parkway, Atlanta, Georgia 30339 (collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.              DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.           Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “AA” by S&P and “Aa2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, or any counterparty that is otherwise acceptable to Lender.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 5.1.23 hereof.

“Adjusted Partial Release Parcel Release Amount” shall mean, for each Partial Release Parcel, one hundred ten percent (110%) of the Partial Release Parcel Release Amount for such Partial Release Parcel.

“Adjusted Release Amount” shall mean, for each Individual Property, one hundred ten percent (110%) of the Pro-Rata Release Amount for such Individual Property.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“ALTA” shall mean the American Land Title Association, or any successor thereto.

“Applicable Interest Rate” shall mean the per annum rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Assignee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Assignee Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the applicable Individual Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Individual Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean 11 U.S.C. §101 et seq., as the same may be amended from time to time.

“Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date DSCR” shall mean a ratio of 1.12 to 1.0, which ratio is equal to the Debt Service Coverage Ratio calculated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited and, with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“CSFB” shall mean Credit Suisse First Boston LLC and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal, if any, and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)           the numerator is the Net Cash Flow for such period; and

(b)           the denominator is the debt service for such period based on an assumed Applicable Interest Rate of 8.25% per annum.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Applicable Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences, provided that the Determination Date with respect to the initial Interest Period shall be the date that is two (2) London Business Days prior to the Closing Date.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.7 hereof.

“Extension Fee” shall mean an amount equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan.

“Extension Option” shall have the meaning set forth in Section 2.7 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding Rents from month-to-month tenants or tenants that are the subject of any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance (including proceeds pursuant to continuing expense coverage referred to in Section 6.1(a)(iii)) and Condemnation Proceeds, and any disbursements to Borrower from the Reserve Funds.

“Guarantor” shall mean BlueLinx Holdings, Inc., its successors and assigns.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” shall mean, for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person is liable); (d) obligations under reimbursement agreements in connection with letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Independent Director” or “Independent Manager” shall mean a Person selected by Borrower who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years:  (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of any Individual Borrower or Principal or any Affiliate of either of them; (b) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with any Individual Borrower or Principal or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other Person.  Notwithstanding anything to the contrary contained herein, a natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director or Independent Manager of the applicable Person if such natural Person is an independent director provided by a nationally recognized company that provides professional independent directors in the ordinary course of its business.  A natural Person who otherwise satisfies the foregoing definition, except for being the independent director of more than one Individual Borrower or a “special purpose entity” affiliated with any Individual Borrower or Principal, shall not be disqualified from serving as an Independent Director or Independent Manager if such person is an independent director provided by a nationally-recognized company that provides professional independent directors in the ordinary course of its business.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities substantially similar to those set forth in the definition of Special Purpose Entity in this Agreement.

“Individual Borrower” shall mean any one of the sixty-one (61) entities listed on the signature page hereto.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower and encumbered by the applicable Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of such Mortgage and referred to therein as the “Property.”  For purposes of clarification, the real property constituting a part of an Individual Borrower’s Individual Property has the street address corresponding to such Individual Borrower on Schedule II attached hereto.

“Initial Maturity Date” shall mean November 9, 2007.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Schulte Roth & Zabel LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on the Closing Date and shall end on the immediately following eighth (8th) day of the calendar month.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto), in form and substance reasonably satisfactory to Lender, between Borrower and an Acceptable Counterparty, or a Replacement Interest Rate Cap Agreement.

“Lease” shall mean any lease (including the Master Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest one-thousandth of one percent (0.001%)) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date.  If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear.  If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  LIBOR shall be determined conclusively by Lender or its agent.  Notwithstanding anything to the contrary contained herein in no event shall LIBOR be less than two percent (2.0%) per annum.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of ONE HUNDRED SIXTY-FIVE MILLION DOLLARS ($165,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the Guaranty, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered by Borrower and/or Guarantor in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, the numerator of which is equal to the then outstanding principal balance of the Loan and the denominator of which is equal to the appraised value of the Properties then subject to the Lien of the Mortgages, which appraised values having been determined by Lender as of the Closing Date (or, in case of any Substitute Property, the date of the applicable appraisal).  Such appraised values shall have been appropriately adjusted in connection with (i) releases of Partial Release Parcels, (ii) substitutions of Individual Properties and (iii) any Casualty or Condemnation in connection with which a part of the Loan shall be prepaid with the Net Proceeds.

“Lockout Release Date” shall mean November 9, 2005.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Master Lease” shall mean that certain Amended and Restated Master Lease Agreement, dated as of the date hereof, between Borrower and ABP AL (Midfield) LLC as agent for Borrower, collectively as landlord, and Master Tenant, as tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Master Tenant” shall mean BlueLinx Corporation, its successors and assigns.

“Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean an amount equal to interest which is due on the Loan for the immediately preceding Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) and Security Agreement, dated the date hereof, executed and delivered by the applicable Individual Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, over the then trailing 12-month period, the aggregate rent payable under the Master Lease, as adjusted for an assumed thirteen and six tenths percent (13.6%) vacancy factor, a three percent (3%) management fee and a capital expenditure cost of fifteen cents ($0.15) per square foot of the Improvements relating to the Properties.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.3 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.3 hereof.

“Note” shall mean that certain Promissory Note, dated of even date herewith, in the principal amount of ONE HUNDRED SIXTY-FIVE MILLION DOLLARS ($165,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented, severed, substituted or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by any Individual Borrower or Borrower, as the case may be, which is signed by an authorized officer of such Individual Borrower (if the Officer’s Certificate is being delivered by such Individual

Borrower) or of any Individual Borrower (if the Owner’s Certificate is being delivered by Borrower).

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Reserve Funds.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Out Parcels” shall mean, collectively, the parcels of real property (each consisting of a portion of an Individual Property) described on Schedule V attached hereto.

“Partial Release Parcel Release Amount” shall mean for a Partial Release Parcel the amount set forth on Schedule VII hereto.

“Partial Release Parcels” shall mean, collectively, the parcels of real property (each consisting of a portion of an Individual Property) described on Schedule VI attached hereto.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies or the Survey relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or that are being contested in accordance with Section 5.1.2 hereof, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title to which like properties are commonly subject which have not been granted or created by any Individual Borrower in violation of any provision of this Agreement prohibiting such grant or creation and which do not (i) interfere with the benefits to be provided by the related Mortgage on the Individual Property, (ii) adversely affect the operation, use, value, enjoyment or marketability of the Individual Property in any material respect, or (iii) adversely affect Borrower’s ability to repay the Loan in full, (f) the Master Lease, and (g) such other Liens as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Premium” shall mean an amount equal to the following:  (i) two percent (2%) of the outstanding principal balance of the Loan being prepaid if the prepayment occurs on or after the Lockout Release Date through, and including, May 9, 2006; (ii) one percent (1%) of the outstanding principal balance of the Loan being prepaid if the prepayment occurs after May 9, 2006 through, and including, October 9, 2006; and (iii) zero if the prepayment occurs after October 9, 2006.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its prime rate, as such rate shall change from time to time.  If Citibank, N.A. ceases to announce a prime rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.”  If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-thousandth of one percent (0.001%).  If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a Governmental Authority or quasi-governmental body, then Lender shall select, in its reasonable discretion, a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Principal” shall mean the Special Purpose Entity that is the general partner of an Individual Borrower (or Assignee), if such Individual Borrower (or Assignee) is a limited partnership, or the managing member of an Individual Borrower (or Assignee), if such Individual Borrower (or Assignee) is a limited liability company.

“Prime Rate Spread” shall mean the amount (expressed as the number of basis points) equal to (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan minus (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such amount be a negative number.

“Pro-Rata Release Amount” shall mean, for each Individual Property, the product of (a) the quotient obtained by dividing the Release Amount for such Individual Property by the sum of the original Release Amount for all Properties, and (b) the outstanding principal balance of the Loan.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Guarantor and/or Master Tenant.

“Qualified Manager” shall mean a reputable and experienced management organization which, in the reasonable judgment of Lender, possesses experience in managing properties similar in size, scope, use and value as the Properties, provided, that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Related Party” shall have the meaning set forth in Section 4.1.39 hereof.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income insurance (including proceeds pursuant to continuing expense coverage referred to in Section 6.1(a)(iii)).

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement (other than the notional amount which shall be reduced, if applicable, to reflect any repayment of principal on the Loan) and except that the same shall be effective in connection with the supplementation or replacement, as applicable, of the Interest Rate Cap Agreement (a) on extension of the maturity date thereof in connection with the extension of the Maturity Date, and/or (b) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by Lender in its reasonable discretion (or, after a Securitization, each of the Rating Agencies with respect thereto).

“Replacement Management Agreement” shall mean, (a) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, and any other escrow fund established pursuant to the Loan Documents.

“Resizing Event” shall have the meaning set forth in Section 9.3(a).

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such other alterations in connection with such repair or restoration as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively each Individual Borrower, each Principal, and Guarantor.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:

(a)           is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties or its Individual Property, entering into this Agreement with the Lender, refinancing the Properties or its Individual Property in connection with a permitted repayment of the Loan or portion thereof, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of a limited partnership that owns the Properties or an Individual Property or the managing member of a limited liability company that owns the Properties or an Individual Property;

(b)           is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Properties or its Individual Property, (ii) acting as general partner of a limited partnership that owns the Properties or an Individual Property or (iii) acting as the managing member of a limited liability company that owns the Properties or an Individual Property, as applicable;

(c)           does not have and will not have any material assets other than the Properties or its Individual Property and personal property necessary or incidental to its ownership and operation of the Properties or its Individual Property, or its partnership interest in a limited partnership, or the member interest in a limited liability company that owns the Properties or an Individual Property, or acts as the general partner or managing member thereof, as applicable;

(d)           will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of its partnership or membership interests (if such entity is a general partner in a limited partnership or the managing member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition or, if applicable, the Special Purpose Provisions of such document (as defined therein);

(e)           if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f)            if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g)           if such entity is a limited liability company with more than one member, has at least one member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h)           if such entity is a limited liability company with only one (1) member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two (2) Independent Directors and has not caused or allowed and will not cause or allow the board of directors or the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two (2) Independent Directors shall have participated in such vote and (iii) at least two (2) special members that will become the non-managing members of such entity upon the dissolution of the existing non-managing member;

(i)            if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not:  (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets or the assets of Borrower or an Individual Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender (and, after a Securitization, without the written consent of Lender and written confirmation from the applicable Rating Agencies that such amendment shall not result in a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof); or (D) without the affirmative vote of two (2) Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j)            is solvent and will not take actions that would render it insolvent and has paid and will not take any actions that would render it unable to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining adequate capital and will not take any actions that would render its capital inadequate for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k)           will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l)            will maintain its accounts, books and records separate from any other Person and will file its own tax returns to the extent required by applicable law;

(m)          will maintain its own records, books, resolutions and agreements;

(n)           other than as provided in the Cash Management Agreement, (i) will not commingle its funds or assets with those of any other Person and (ii) will not participate in any cash management system with any other Person;

(o)           will hold its assets in its own name;

(p)           will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower or an Individual Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower or the applicable Individual Borrower;

(q)           will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r)            will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s)           will observe in all material respects all partnership, corporate or limited liability company formalities, as applicable;

(t)            will have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Properties or its Individual Property and the routine administration of Borrower or an Individual Borrower, in amounts not to exceed one percent (1%) of the principal balance of the Loan (or, in case of an Individual Borrower, one percent (1%) of the Release Amount applicable to its Individual Property) which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(u)           except in connection with the Loan, will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v)           will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w)          will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)            will maintain and use separate stationery, invoices and checks bearing its name.  The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y)           except pursuant to the Loan Documents, will not pledge its assets to secure the obligations of any other Person;

(z)            will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower or an Individual Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower or the applicable Borrower;

(aa)         will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb)         will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc)         will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party (except for capital contributions and capital distributions permitted under its organizational documents) and (B) in connection with this Agreement;

(dd)         will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ee)         if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(ff)           except for the Loan, does not and will not have any of its obligations guaranteed by any Affiliate;

(gg)         will comply with all of the terms and provisions contained in its organizational documents; and

(hh)         will not form, acquire or hold any subsidiary or own equity interests in any other entity.

“Spread” shall mean two and one-quarter percent (2.25%).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean six percent (6.00%).

“Substantial Restoration” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Substitute Properties” shall have the meaning set forth in Section 2.8 hereof.

“Substitute Property” shall have the meaning set forth in Section 2.8 hereof.

“Substitute Release Amount” shall have the meaning set forth in Section 2.8(i) hereof.

“Substituted Property” shall have the meaning set forth in Section 2.8 hereof.

“Survey” shall mean a survey of the Individual Property in question prepared pursuant to the requirements contained in Section 3.1.3(c) hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the lien and security interest of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York and, to the extent applicable, in the State of Delaware or in the State or Commonwealth in which an Individual Property is located.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

Section 1.2.           Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.  Wherever a representation, warranty or certificate is based upon the knowledge of any Individual Borrower or Borrower, the knowledge of each Individual Borrower shall be imputed to each other Individual Borrower and Borrower.

II.            GENERAL TERMS

Section 2.1.           Loan Commitment; Disbursement to Borrower.

2.1.1       Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2       Single Disbursement to Borrower.  Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3       The Note, Mortgages and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4       Use of Proceeds.  Borrower shall use the proceeds of the Loan to (a) refinance the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make initial deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

Section 2.2.           Interest Rate.

2.2.1       Interest Generally.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate.  Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period.

2.2.2       Interest Calculation.

  Interest on the outstanding principal balance of the Loan shall be calculated at the Applicable Interest Rate by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year, which shall be expressed as the Applicable Interest Rate divided by 360, by (c) the outstanding principal balance.

2.2.3       Determination of Interest Rate.  (a) The Applicable Interest Rate with respect to the Loan shall be:  (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f).

(b)           Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period.  Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective.  Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c)           In the event that Lender shall have in good faith determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period.  If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d)           If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period.  If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e)           (i) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico).  If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(ii)      If Lender is not a U.S. Person, Lender shall deliver to Borrower, on or prior to the date that such Lender becomes a party to this Agreement, either (A) a Form W-8BEN which indicates a 0% rate of tax or (B) a Form W-8ECI.  If Lender is not a U.S. Person, Lender further undertakes to deliver to Borrower additional Forms W-8BEN or W-8ECI (or any successor forms) or other manner of certification, as the case may be, (1) on or before the date that any such form expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and (3) such extensions or renewals thereof as may reasonably be requested by Borrower, certifying that Lender is entitled to receive payments hereunder without deduction or withholding of any Foreign Taxes.

(iii)     If Borrower shall become aware that Lender is entitled to receive a refund or credit in respect of Foreign Taxes as to which Lender has been indemnified by Borrower pursuant to Section 2.2.3(e)(i) or with respect to which Borrower has paid additional amounts pursuant to Section 2.2.3(e)(i), such Lender shall, within thirty (30) days after receipt of a written request from Borrower, apply for such refund or credit at Borrower’s cost and expense.  If Lender receives a refund or credit in respect of Foreign Taxes paid by Borrower, it shall promptly pay such refund or credit, together with any other amounts paid by Borrower pursuant to Section 2.2.3(e)(i) in connection with such refunded or credited Foreign Taxes, to Borrower; provided, however, that Borrower agrees to promptly return such refund or credit to Lender if it receives notice from Lender that it is required to repay such refund.  Except as set forth herein, nothing contained herein shall be construed to require Lender to seek any refund and Lender shall have no obligation to Borrower to do so.

(f)            If, subsequent to the Closing Date, any requirement of law imposed or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.  Upon written request by Borrower, Lender shall use reasonable efforts to provide a written explanation specifying, in reasonable detail, a calculation substantiating the same, which, upon written notice thereof from Lender, as certified to Borrower, shall be conclusive absent manifest error.

(g)           In the event that any change after the Closing Date in any requirement of law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued by any central bank or other Governmental Authority:

(i)       shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)      shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)     shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining the Loan or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, upon written demand, any such additional amounts as shall be necessary to compensate Lender for (A) such additional cost or (B) reduced amount receivable which Lender deems to be material as determined by Lender.  All payments required to be made to Lender on account of increased costs as set forth in this Section 2.2.3(g) shall be imposed on Borrower in the event Lender imposes such payments on other similarly situated borrowers, and no such payments shall be imposed on Borrower to the extent that they result from any such requirement of law, request or directive applicable solely to Lender and not to other similarly situated lenders.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount and the basis for such additional amount required to fully compensate Lender for such additional cost or reduced amount receivable.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h)           Without duplication of the payment obligations of Borrower set forth in this Agreement or the other Loan Documents, Borrower agrees to indemnify Lender and to hold Lender harmless from any actual loss or out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence.  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i)            Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.2.4       Additional Costs.  Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its reasonable discretion.

2.2.5       Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6       Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7       Interest Rate Cap Agreement.  (a) Borrower shall deliver confirmation to Lender’s reasonable satisfaction of the purchase of an Interest Rate Cap Agreement on the Closing Date and shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price within five (5) Business Days after the Closing Date.  The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) except as otherwise provided in the last sentence of this Section 2.2.7(a), shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt remains outstanding, (iv) shall be for a period equal to the term of the Loan and (v) shall have an initial notional amount equal to the principal balance of the Loan.  Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account).  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, so long as no monetary Default or Event of Default has occurred and is continuing, upon a reduction in the outstanding principal balance of the Loan as a result of any principal prepayment hereunder, Borrower shall be entitled to promptly (1) reduce the Notional Amount (as defined in the Interest Rate Cap Agreement) by an amount equal to such reduction in the outstanding principal balance of the Loan; (2) deliver to Lender a copy of the amendment to the Interest Rate Cap Agreement effecting such reduction; and (3) receive and retain any partial termination payment due to Borrower in connection with such reduction of the Notional Amount.

(b)           Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement.  All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account or if the Cash Management Account is not then required to be in effect, into such account as specified by Lender.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not, without Lender’s written consent, waive, amend or otherwise modify any of its rights thereunder.

(c)           In the event of any downgrade, withdrawal or qualification below “AA-” (or the equivalent thereof) of the rating of the Counterparty by S&P or Moody’s, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d)           In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)           In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)       the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)      the execution and delivery of the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap Agreement by the Counterparty, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)     all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap Agreement, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)    each of the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap Agreement has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

If the opinion from counsel for the Counterparty obtained and delivered to Lender by Borrower pursuant to Section 2.2.7(e) does not comply with the foregoing requirements, Lender shall have the right to approve the opinion, which approval may be conditioned or withheld in Lender’s reasonable discretion.

Section 2.3.           Loan Payment.

2.3.1       Monthly Debt Service Payments.  Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including November 8, 2004, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof, and (b) on each Payment Date commencing on December 9, 2004 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service

Payment Amount, which payments shall be applied to interest due for the related Interest Period at the Applicable Interest Rate for such related Interest Period.

2.3.2       Payments Generally.  The first interest accrual period hereunder shall commence on and include the Closing Date and end on November 8, 2004.  Each interest accrual period thereafter shall commence on the ninth (9th) day of each calendar month during the term of the Loan and shall end on and include the eighth (8th) day of the next occurring calendar month.  For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day.  With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3       Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4       Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (other than the outstanding principal balance due on the Maturity Date) is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5       Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed in writing by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4.           Prepayments.

2.4.1       Voluntary Prepayments.  Prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be prepaid in whole or in part.  On any Payment Date occurring on, or after, the Lockout Release Date, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole or in part; provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than ten (10) and not more than sixty (60) Business Days prior written notice of the amount of the Loan that Borrower intends to prepay; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) the Prepayment Premium, if any.  Lender shall not be obligated to accept any prepayment unless it is accompanied by the applicable Prepayment Premium (if any) due in connection therewith.  Any prepayment paid to Lender in connection with any release of an Individual Property or part thereof (including any release under Section 2.5.4 and Section 6.2 hereof) or an assignment of a Mortgage shall be applied (i) first, to reduce the Pro-Rata Release Amount of the Individual Property or part thereof being released (or with respect to which a Mortgage is assigned) to zero and (ii) second, pro-rata to reduce the Pro-Rata Release Amounts of each Individual Property remaining subject to the Lien of a Mortgage immediately following such release or assignment.  Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan or portion thereof as set forth therein, but may be rescinded, from time to time, by a written notice to Lender and subsequently reinstated, from time to time, by a written notice (and in any event, following any such rescissions, Borrower shall always have the further right to make a prepayment on any subsequent date upon thirty (30) days prior notice in the manner set forth above).  Borrower agrees to indemnify Lender and to hold Lender harmless from any actual loss or out-of-pocket expense which Lender sustains or incurs as a consequence of any such rescission of a notice of prepayment.  Notwithstanding anything to the contrary contained herein, Borrower may not voluntarily make any prepayment of the Loan during the period between the day following any Payment Date and the day preceding the next succeeding LIBOR Determination Date immediately following such Payment Date.

2.4.2       Mandatory Prepayments.  On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property, Borrower shall authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion.  Other than following an Event of Default, no Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.  The Release Amount with respect to such Individual Property so affected by the Casualty or Condemnation shall be reduced in an amount equal to such prepayment.

2.4.3       Prepayments After Default.  If, after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the greater of (i) four percent

(4%) of the outstanding principal balance of the Loan to be prepaid or satisfied, and (ii) the Prepayment Premium.

Section 2.5.           Release of Property.  Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property, Out Parcel or Partial Release Parcel.

2.5.1       Release of Individual Property.  On and after the Lockout Release Date, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)           No Event of Default shall have occurred and be continuing;

(b)           (i) Borrower shall submit to Lender, not less than fifteen (15) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) (or deed of partial reconveyance, as the case may be) for execution by Lender.  Such release (or deed of partial reconveyance) shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that, to such officer’s knowledge, such documentation (A) is in compliance with all Legal Requirements, (B) will effect such release in accordance with the terms of this Agreement, and (C) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released); or

(ii)      In lieu of such release, upon Borrower’s written request not less than fifty (15) Business Days prior to the date of the proposed assignment and at the expense of Borrower, Lender agrees that it shall (A) sever the Note and assign or endorse over a severed note in the amount equal to the Adjusted Release Amount for the applicable Individual Property and (B) assign the applicable Mortgage to a lender designated by Borrower.  In connection with such assignment, Borrower shall deliver, concurrently with its written request therefor, and Lender shall execute and deliver to Borrower or such lender, such instruments and other documents as shall be necessary or appropriate in compliance with all applicable laws to evidence such assignment of the Mortgage and the applicable portion of the Loan; provided, in each case, without covenant, recourse, representation or warranty by Lender and notwithstanding anything to the contrary contained herein, pursuant to an instrument or other document in form and substance satisfactory to a prudent lender.  Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such severance and assignment (including, without limitation, a severed note in the amount equal to the principal balance of the Loan after giving effect to such assignment), together with an Officer’s Certificate certifying that, to such officer’s knowledge, such severance and assignment will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being assigned (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being assigned);

(c)           Borrower shall deliver evidence satisfactory to a prudent lender that, after giving effect to such release or assignment, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be at least equal to the greater of (i) the Closing Date DSCR and (ii) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release or assignment;

(d)           The applicable Individual Property shall be conveyed to a Person other than an Individual Borrower;

(e)           Borrower shall pay to Lender the Adjusted Release Amount for the applicable Individual Property and the Prepayment Premium, if any, due in connection therewith;

(f)            Borrower shall deliver evidence satisfactory to a prudent lender that, after giving effect to such release or assignment, the Loan-to-Value Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be not greater than the Loan-to-Value Ratio immediately preceding the Closing Date;

(g)           Lender shall receive evidence that the single purpose nature and bankruptcy remoteness of Borrower following such release or assignment have not been adversely affected and are in accordance with the terms and provisions of the Loan Documents; and

(h)           Borrower shall reimburse Lender for any costs and expenses it reasonably incurred arising from the transfer of the Individual Property and any release or assignment pursuant to this Section 2.5.1 (including, without limitation, reasonable attorneys’ fees and expenses).  Individual Borrower shall have paid all recording charges, filing fees, taxes or other expenses payable in connection with the release or assignment.  If the Loan is part of a Securitization, Individual Borrower shall have paid all costs and expenses of the Rating Agencies incurred with the release or assignment.

Borrower shall be permitted to make a partial prepayment of the Loan in order to satisfy the conditions set forth in Section 2.5.1(c) and (f) above so long as such prepayment is made in accordance with the terms and provisions of Section 2.4.1 hereof.  Following the release or assignment pursuant to this Section 2.5.1, Lender shall adjust (if applicable) the amounts thereafter required to be deposited by Borrower into the Reserve Funds to reflect amounts required solely for the remaining Properties after giving effect to such release or assignment.

2.5.2       Release on Payment in Full.  Lender shall, upon the written request and at the expense of Borrower, (a) upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the other Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgages, the Assignments of Leases and all other security interests granted herein and under the Loan Documents and/or (b) in lieu of applying monies as a full repayment of the Debt, along with a release of the Lien of the Mortgages and the other security documents, Lender agrees that it shall, in consideration of an amount equal to that necessary for a full repayment of the Debt, (i)(A) endorse the Note or (B) sever the Note and assign or endorse over such severed notes as Borrower may request, (ii) assign the Mortgages so requested in writing by Borrower to a lender designated by Borrower, and (iii) execute and deliver to Borrower or such lender such instruments and other documents as shall be necessary or appropriate in compliance with all applicable laws to evidence any such assignment of the applicable Mortgages and the Loan (or portion thereof); provided, in each case, without covenant, recourse, representation or warranty by Lender and, notwithstanding anything to the contrary contained herein, pursuant to an instrument or other document in form and substance satisfactory to Lender in its reasonable discretion.

2.5.3       Release of Out Parcel.  At any time after the date hereof, Borrower may transfer and obtain a release of an Out Parcel from the Lien of the applicable Mortgage upon at least fifteen (15) Business Days prior written notice, provided that any such release shall only be granted if the following conditions have been met or satisfied:

(a)           At the time Borrower requests such release and at the time such release is granted there is no continuing Event of Default;

(b)           The intended use of such Out Parcel shall not have a material adverse effect on the value, use, operation or occupancy of the applicable Individual Property;

(c)           Upon the transfer and release of the Out Parcel and after the completion of the standard approval process for tax lot-splits by the applicable municipal authority exercising jurisdiction over the Out Parcel, no part of the remaining applicable Individual Property shall be part of a tax lot which includes any portion of the related Out Parcel;

(d)           Each applicable municipal authority exercising jurisdiction over the Out Parcel shall have approved, as part of its standard approval process, a lot-split ordinance or other applicable action under local law dividing the Out Parcel from the remainder of the applicable Individual Property and the required procedures or processes necessary for the assignment of separate tax identification numbers to each shall be initiated concurrently with the release and transfer of the Out Parcel;

(e)           All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the applicable Individual Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and evidence thereof shall have been delivered to Lender which in form and substance shall be appropriate for the jurisdiction in which the applicable Individual Property is located;

(f)            As a result of the lot split, the remaining applicable Individual Property with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable law, statute, rule or regulation (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements) and all necessary variances, if any, shall have been obtained and evidence thereof shall have been delivered to Lender which in form and substance shall be appropriate for the jurisdiction in which the applicable Individual Property is located;

(g)           The Out Parcel to be released shall be conveyed to a Person other than an Individual Borrower;

(h)           Lender shall receive evidence that the single purpose nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of the Loan Documents;

(i)            If required, appropriate reciprocal easement agreements for the benefit and burden of the remaining applicable Individual Property and the Out Parcel requiring no cost or expense to Borrower regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining applicable Individual Property, shall be declared and recorded, and the remaining applicable Individual Property and the Out Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the applicable Individual Property;

(j)            Lender shall have received (i) an appropriate title policy endorsement or other evidence satisfactory to a prudent lender to the effect that the release of the Out Parcel will not have an adverse affect on the priority of the Lien of the related Mortgage on the remaining applicable Individual Property, provided, however, the Lien of the Mortgage on the remaining applicable Individual Property shall be subordinated to any easements created in connection with the release of the Out Parcel pursuant to this Section 2.5.3, and (ii) an appropriate title policy endorsement or other evidence satisfactory to a prudent lender that there are no new or additional subordinate Liens on the remaining applicable Individual Property other than Permitted Encumbrances;

(k)           Lender shall have received surveys of the Out Parcel and of the remaining applicable Individual Property satisfying the requirements set forth in Section 3.1.3(c) hereof;

(l)            Borrower shall reimburse Lender for any costs and expenses it reasonably incurs arising from the transfer of the Out Parcel and any release of the Out Parcel from the Lien of the applicable Mortgage (including, without limitation, reasonable attorneys’ fees and expenses).  Individual Borrower shall have paid all recording charges, filing fees, taxes or other expenses payable in connection with the release.  If the Loan is part of a Securitization, Individual Borrower shall have paid all costs and expenses of the Rating Agencies incurred with the release;

(m)          Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge, the conditions in subsections (a)-(l) hereof have occurred or shall occur concurrently with the transfer and release of the Out Parcel; and

(n)           Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions, including, if a Securitization shall have occurred, an opinion that the release of the Out Parcel will not be a “significant modification” of the Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to the Securitization, have been satisfied or have not otherwise been violated.

2.5.4       Release of Partial Release Parcel.  On and after the Lockout Release Date, Borrower may obtain the release of a Partial Release Parcel from the Lien of the applicable Mortgage upon at least thirty (30) days prior written notice, provided that any such release shall only be granted if the following conditions have been met or satisfied:

(a)           At the time Borrower requests such release and at the time such release is granted there is no continuing Event of Default;

(b)           The intended use of such Partial Release Parcel shall not have a material adverse effect on the value, use, operation or occupancy of the applicable Individual Property;

(c)           Upon the transfer and release of the Partial Release Parcel and after the completion of the standard approval process for tax lot-splits by the applicable municipal authority exercising jurisdiction over the Partial Release Parcel, no part of the remaining applicable Individual Property shall be part of a tax lot which includes any portion of the related Partial Release Parcel;

(d)           Each applicable municipal authority exercising jurisdiction over the Partial Release Parcel shall have approved, as part of its standard approval process, a lot-split ordinance or other applicable action under local law dividing the Partial Release Parcel from the remainder of the applicable Individual Property and the required procedures or processes necessary for the assignment of separate tax identification numbers to each shall be initiated concurrently with the release and transfer of the Partial Release Parcel;

(e)           All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the applicable Individual Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and evidence thereof shall have been delivered to Lender which in form and substance shall be appropriate for the jurisdiction in which the applicable Individual Property is located;

(f)            As a result of the lot split, the remaining applicable Individual Property with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable law, statute, rule or regulation (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements) and all necessary variances, if any, shall have been obtained and evidence thereof shall have been delivered to Lender which in form and substance shall be appropriate for the jurisdiction in which the applicable Individual Property is located;

(g)           Lender shall receive evidence that the single purpose nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of the Loan Documents;

(h)           If required, appropriate reciprocal easement agreements for the benefit and burden of the remaining applicable Individual Property and the Partial Release Parcel requiring no cost or expense to Borrower regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining applicable Individual Property, shall be declared and recorded, and the remaining applicable Individual Property and the Partial Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the applicable Individual Property;

(i)            Lender shall have received (i) an appropriate title policy endorsement or other evidence satisfactory to a prudent lender to the effect that the release of the Partial Release Parcel will not have an adverse affect on the priority of the Lien of the related Mortgage on the remaining applicable Individual Property, provided, however, the Lien of the Mortgage on the remaining applicable Individual Property shall be subordinated to any easements created in connection with the release of the Partial Release Parcel pursuant to this Section 2.5.4, and (ii) an appropriate title policy endorsement or other evidence satisfactory to a prudent lender that there are no new or additional subordinate Liens on the remaining applicable Individual Property other than Permitted Encumbrances;

(j)            Lender shall have received surveys of the Partial Release Parcel and the remaining applicable Individual Property satisfying the requirements set forth in Section 3.1.3(c) hereof;

(k)           Borrower shall reimburse Lender for any costs and expenses it reasonably incurs arising from the transfer of the Partial Release Parcel and any release of the Partial Release Parcel from the Lien of the applicable Mortgage (including, without limitation, reasonable attorneys’ fees and expenses).  Individual Borrower shall have paid all recording charges, filing fees, taxes or other expenses payable in connection with the release.  If the Loan is part of a Securitization, Individual Borrower shall have paid all costs and expenses of the Rating Agencies incurred with the release;

(l)            Borrower shall deliver evidence satisfactory to a prudent lender that, after giving effect to such release, the Debt Service Coverage Ratio for the Properties (excluding the applicable Partial Release Parcel) shall be at least equal to the greater of (i) the Closing Date DSCR and (ii) the Debt Service Coverage Ratio for the Properties (including the applicable Partial Release Parcel) for the twelve (12) full calendar months immediately preceding the release of the Partial Release Parcel;

(m)          The Individual Property to be released shall be conveyed to a Person other than an Individual Borrower;

(n)           Borrower shall pay to Lender the Adjusted Partial Release Parcel Release Amount for the applicable Partial Release Parcel and the Prepayment Premium, if any, due in connection therewith.  Upon such payment of the Adjusted Partial Release Parcel Release Amount, (i) the Release Amount for the applicable Individual Property shall be reduced by an amount equal to the Partial Release Parcel Release Amount and (ii) each of the Pro Rata Release Amount and the Adjusted Release Amount of each Individual Property shall be appropriately adjusted;

(o)           Borrower shall deliver evidence satisfactory to a prudent lender that, after giving effect to such release, the Loan-to-Value Ratio for the Properties (excluding the applicable Partial Release Parcel) shall be not greater than the Loan-to-Value Ratio immediately preceding the Closing Date;

(p)           Borrower shall be permitted to make a partial prepayment of the Loan in order to satisfy the conditions set forth in Section 2.5.4(l) and (o) above so long as such prepayment is made in accordance with the terms and provisions of Section 2.4.1 hereof;

(q)           Lender shall receive evidence that the single purpose nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of the Loan Documents;

(r)            Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge, the conditions in subsections (a)-(q) hereof have occurred or shall occur concurrently with the transfer and release of the Partial Release Parcel; and

(s)           Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions, including, if a Securitization shall have occurred, an opinion that the release of the Partial Release Parcel will not be a “significant modification” of the Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to the Securitization, have been satisfied or have not otherwise been violated.

Following the release of a Partial Release Parcel in accordance with Section 2.5.4 hereof, Lender shall adjust (if applicable) the amounts thereafter required to be deposited by Borrower into the Reserve Funds to reflect amounts required solely for the remaining Properties after giving effect to such release.

Section 2.6.           Cash Management.

2.6.1       Intentionally Omitted.

2.6.2       Cash Management Account.  (a) Lender or its Servicer shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled

“BlueLinx Holdings, Inc. for the benefit of Column Financial, Inc. - Cash Management Account.”  Borrower shall deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Cash Management Account.  Borrower shall deposit, or cause to be deposited, all amounts received by, or on behalf of, Borrower constituting Rents into the Cash Management Account within one (1) Business Day after receipt thereof.  Borrower (i) hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof.  Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)           Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:

(i)            First, payments to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof;

(ii)           Second, payment of the Monthly Debt Service Payment Amount computed at the Applicable Interest Rate;

(iii)          Third, payment of the Replacement Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.3 hereof;

(iv)          Fourth, payment to Lender of any other amounts then due and payable pursuant to the terms of the Loan Documents; and

(v)           Last, all amounts remaining in the Cash Management Account to Borrower.

(c)           The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)           All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

2.6.3       Payments Received Under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no other Event of Default has occurred and is continuing, Borrower’s obligations with respect to the Monthly Debt Service Payment Amount, amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Replacement Reserve Fund and any other payment reserves or other monetary obligations established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are on deposit in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7.           Extension of the Initial Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for two successive terms (each, an “Extension Option”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)           no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(b)           Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than six (6) months, and no later than one (1) month, prior to (i) with respect to the first Extension Option, the Initial Maturity Date and (ii) with respect to the second Extension Option, the end of the first Extension Option;

(c)           Borrower shall pay to Lender on or before the date that the applicable extension term is commenced the Extension Fee and all other amounts then due and payable under this Agreement and the other Loan Documents;

(d)           the Loan-to-Value Ratio shall be not greater than the Loan-to-Value Ratio in effect as of the Closing Date; provided, however, Borrower shall be permitted to make a partial prepayment of the Loan on the effective date of such extension in order to satisfy the condition set forth in this Section 2.7(d), and notwithstanding anything to the contrary contained in this Agreement, such prepayment shall be without prepayment penalty or premium;

(e)           if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day prior to the first day of the applicable Extension Option, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date; and

(f)            In connection with each Extension Option Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.7 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Lender certifying that, to such officer’s knowledge, each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representation and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time.

Section 2.8.           Substitution of Properties.  Subject to the terms and conditions set forth in this Section 2.8, Individual Borrower may obtain a release of the Lien of a Mortgage (and the related Loan Documents) encumbering an Individual Property (a “Substituted Property”) by substituting therefor another warehouse property of like kind and quality acquired by an Individual Borrower (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that the following conditions precedent are satisfied:

(a)           The Maturity Date shall have not occurred.

(b)           Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and Substituted Property.  During the term of the Loan, the Borrower’s right to substitute Properties shall terminate if the Release Amount for all the Substituted Properties in the aggregate exceeds thirty percent (30%) of the original principal balance of the Loan.

(c)           Lender shall have received a copy of a deed conveying all of the Individual Borrower’s right, title and interest in and to the Substituted Property to an entity other than a Restricted Party pursuant to an arms length transaction and a letter from the Individual Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Substituted Property is located.

(d)           If the Loan is part of a Securitization, Lender shall have received an appraisal of the Substitute Property, dated no more than sixty (60) days prior to the substitution date, prepared by a senior commercial appraiser of the American Appraisal Institute acceptable to the Rating Agencies.

(e)           The fair market value of the Substitute Property is not less than one hundred percent (100%) of the fair market value of the Substituted Property as of the Closing Date, which determination shall be made by (I) Lender in its reasonable discretion if the Loan is not part of a Securitization and (II) Lender based on the appraisal delivered pursuant to clause (d) above if the Loan is part of a Securitization.

(f)            After giving effect to the substitution, the Debt Service Coverage Ratio for the Loan for all of the Properties (excluding the Substituted Property and including the Substitute Property) is not less than the greater of (i) the Closing Date DSCR and (ii) the Debt Service Coverage Ratio for the trailing twelve (12) full calendar months as of the date immediately preceding the substitution.  Borrower shall be permitted to make a partial prepayment of the Loan in order to satisfy the conditions set forth in this Section 2.8(f) so long as such prepayment is made in accordance with the terms and provisions of Section 2.4.1 hereof.

(g)           If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such substitution for the Securities, or any class thereof, issued in connection with the Securitization that are then outstanding.  If the Loan is not part of a Securitization, Lender shall have consented in writing to such substitution, which consent shall not be unreasonably withheld or delayed.

(h)           No Default or Event of Default shall have occurred and be continuing.  Lender shall have received an Officer’s Certificate certifying that, to such officer’s knowledge, the representations and warranties of such Individual Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to the Substitute Property and containing any other representations and warranties with respect to the Substitute Property as the Rating Agencies may require, unless such certificate would be inaccurate, such certificate to be in form and substance satisfactory to the Rating Agencies.

(i)            Individual Borrower shall (A) have executed, acknowledged and delivered to Lender (I) a Mortgage, an Assignment of Leases and Rents and two UCC-1 Financing Statements with respect to the Substitute Property, together with a letter from Individual Borrower countersigned by a title insurance company acknowledging receipt of such Mortgage, Assignment of Leases and Rents and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Mortgage, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the state of its organization, so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (II) an Environmental Indemnity with respect to the Substitute Property and (B) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents.  The Mortgage, Assignment of Leases and Rents, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting only the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended for similar transactions by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (o) below.  The Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred ten percent (110%) of the fair market value of the Substitute Property.  The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Release Amount”) shall equal the Release Amount of the related Substituted Property, subject to clause (B) in the second sentence of Section 2.8(r).

(j)            Lender shall have received (A) unless Borrower shall have elected to provide title insurance in an amount equal to one hundred twenty-five percent (125%) of the Substitute Release Amount as set forth in subclause (1) of this Section 2.8(j), a “tie-in” or similar endorsement, but only to the extent available in such jurisdiction, to each title insurance policy insuring the Lien of an existing Mortgage (which shall be tied in as of the Closing Date) with respect to such existing Mortgages and as of the date of the substitution with respect to the title insurance policy insuring the Lien of the Mortgage with respect to the Substitute Property and (B) a title insurance policy (or a marked, signed and redated commitment to issue such title insurance policy) insuring the Lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the title insurance policies insuring the Lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the title insurance policy insuring the Lien of the Mortgage encumbering the Substituted Property.  The title insurance policy issued with respect to the Substitute Property shall (1) at Borrower’s option, provide coverage in the amount of the Substitute Release Amount if the “tie-in” or similar endorsement described above is available or, in lieu of a tie-in endorsement, in an amount equal to one hundred twenty-five percent (125%) of the Substitute Release Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the title insurance policies insuring the Liens of the existing Mortgages, but only to the extent the same are available in the jurisdiction in which the Substitute Property is located, and (4) name Lender as the insured.  Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(k)           Lender shall have received a current survey for each Substitute Property, certified to the title company and Lender and their successors and assigns, in substantially the same form and content as the certification of the survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies, in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys.  Such survey shall reflect the same legal description contained in the title insurance policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat).  The surveyor’s seal shall be affixed to such survey and, if customary, such survey shall certify whether any portion of the surveyed property or the improvements thereon is located in a “one-hundred-year flood hazard area.”

(l)            Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period (or if such Substitute Property is being added to Borrower’s existing policies, that such amounts have been escrowed with Lender pursuant to Section 7.2 hereof).

(m)          Lender shall have received a Phase I environmental report acceptable to a prudent lender and, if recommended under the Phase I environmental report, a Phase II environmental report acceptable to a prudent lender.

(n)           Individual Borrower shall deliver or cause to be delivered to Lender (A) updates certified by Individual Borrower of all organizational documentation related to Individual Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Individual Borrower authorizing the substitution and any actions taken in connection with such substitution.

(o)           Lender shall have received the following opinions of Individual Borrower’s counsel:  (A) an opinion or opinions of counsel, admitted to practice under the laws of the state in which the Substitute Property is located, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (i) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Individual Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Individual Borrower is not required by applicable law to qualify to do business in such jurisdiction; (B) an opinion of counsel acceptable to the Rating Agencies, if the Loan is part of a Securitization, or the Lender, if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (i) above were duly authorized, executed and delivered by such Individual Borrower and that the execution and delivery of such Loan Documents and the performance by Individual Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Individual Borrower is a party or to which it or its properties are bound; (C) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that subjecting the Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or to realize the benefits of the cross-collateralization provided for thereunder; (D) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (E) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that the substitution and the related transactions are arms length transactions and do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws and (F) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by the REMIC Trust holding the Loan.  Such opinions, to the extent applicable, shall be substantially in the respective forms approved by Lender in connection with the origination of the Loan.

(p)           Individual Borrower shall have paid, or escrowed with Lender, all Basic Carrying Costs relating to each of the Properties and the Substitute Property, including without limitation, (i) accrued but unpaid insurance premiums relating to each of the Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (iii) currently due and payable maintenance charges and other impositions relating to each of the Properties and Substitute Property.

(q)           Individual Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution.  Individual Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution.  If the Loan is part of a Securitization, Individual Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(r)            Borrower shall be permitted to make a partial prepayment of the Loan in an amount equal to the excess of the fair market value of the Substituted Property as of the substitution date over the fair market value of the Substitute Property as of the Closing Date in order to satisfy the conditions set forth in Section 2.8(e) above so long as such prepayment is made in accordance with the terms and provisions of Section 2.4.1 hereof.  Upon such prepayment, (A) the fair market value of the Substitute Property shall be deemed equal to the fair market value of the Substituted Property for purposes of Section 2.8(e) above, (B) the Substitute Release Amount shall be equal to the Release Amount of the Substituted Property, less the amount of such prepayment, and (C) each of the Pro Rata Release Amount and the Adjusted Release Amount of each Individual Property shall be appropriately adjusted.

(s)           The Substitute Property shall be encumbered by the Master Lease and the Individual Borrower shall have delivered to Lender an estoppel certificate from the Master Tenant for the Substitute Property.  Such estoppel certificate shall be substantially in the form approved by Lender in connection with the origination of the Loan.

(t)            Lender shall have received (A) an endorsement to the title insurance policy insuring the Lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Policy constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot or other evidence satisfactory to a prudent lender as to same.

(u)           Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property is in good condition and repair and free of damage or waste.  If the Physical Conditions Report recommends that any repairs be made with respect to the Substitute Property, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and Individual Borrower shall deposit with Lender in the Required Repair Account an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Individual Borrower in accordance with the provisions of Section 7.1 hereof.

(v)           Lender shall have received evidence satisfactory to a prudent lender that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and such compliance shall be confirmed by delivery to Lender of report from the Planning and Zoning

Resource Corporation or such other similar consultant which in the ordinary course of its business provides zoning analyses and reports to institutional lenders.

(w)          Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as requested by the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization.

(x)            Individual Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender.  Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located.  Individual Borrower shall deliver an Officer’s Certificate certifying that, to such officer’s knowledge, the requirements set forth in this Section 2.8 have been satisfied.

(y)           Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Property to be released and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Release Amount with respect to such Substitute Property shall be deemed to be the Release Amount with respect to such Substitute Property for all purposes hereunder.

Following the substitution of a Substituted Property in exchange for a Substitute Property in accordance with Section 2.8 hereof, Lender shall adjust (if applicable) the amounts thereafter required to be deposited by Borrower into the Reserve Funds to reflect amounts required solely for the remaining Properties after giving effect to such substitution.

III.           CONDITIONS PRECEDENT

Section 3.1.           Conditions Precedent to Closing.  The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower, or waiver by Lender, of the following conditions precedent no later than the Closing Date:

3.1.1       Representations and Warranties; Compliance with Conditions.  The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2       Loan Agreement and Note.  Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3       Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a)           Mortgages, Assignments of Leases.  Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgages and the Assignments of Leases and evidence that counterparts of the Mortgages and Assignments of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b)           Title Insurance.  Lender shall have received Title Insurance Policies issued by Fidelity National Title Insurance Company and dated as of the Closing Date, with ALTA Facultative reinsurance agreements with direct access for any reinsured amounts.  Such Title Insurance Policies shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the relevant Mortgage creates a valid lien on the Individual Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured.  The Title Insurance Policies shall be assignable to the extent permitted under applicable state law.  Lender also shall have received evidence that all premiums in respect of such Title Insurance Policies have been paid.

(c)           Survey.  Lender shall have received a current Survey for each Individual Property, certified to the title company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999.  Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender (unless such Individual Property shall be adequately described by lot and block or other similar grid classification).  The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance reasonably acceptable to Lender.

(d)           Insurance.  Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e)           Environmental Reports.  Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case satisfactory in form and substance to Lender.

(f)            Zoning.  With respect to each Individual Property, Lender shall have received a reliance letter from the Planning and Zoning Resource Corporation permitting Lender to rely on the zoning reports prepared by Planning and Zoning Resource Corporation for Borrower in connection with its acquisition of the Properties, together with updated violations searches for each Individual Property, which reliance letter, reports and searches shall be reasonably satisfactory to Lender.

(g)           Encumbrances.  Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to each Mortgage on the applicable Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4       Related Documents.  Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5       Delivery of Organizational Documents.  Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its reasonable discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6       Opinions of Borrower’s Counsel.  Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

3.1.7       Intentionally Omitted.

3.1.8       Basic Carrying Costs.  Borrower shall have paid all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9       Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10     Payments.  All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11     Tenant Estoppels.  Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from the Master Tenant.

3.1.12     Transaction Costs.  Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other reasonable third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13     Material Adverse Change.  There shall have been no material adverse change in the financial condition or business condition of Borrower or the Properties since the date of the most recent financial statements delivered to Lender.  The income and expenses of the Properties, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change.  Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14     Leases and Rent Roll.  Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender.

3.1.15     Intentionally Omitted.

3.1.16     Tax Lot.  Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.17     Physical Conditions Reports.  Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be reasonably satisfactory in form and substance to Lender.

3.1.18     Intentionally Omitted.

3.1.19     Appraisal.  Lender shall have received an appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender.

3.1.20     Financial Statements.  Lender shall have received a balance sheet with respect to each Individual Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to each Individual Property for the three most recent Fiscal Years, each in form and substance satisfactory to Lender.

3.1.21     Further Documents.  Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

IV.           REPRESENTATIONS AND WARRANTIES

Section 4.1.           Borrower Representations.  Each Individual Borrower represents and warrants (as to itself in each instance where the representation or warranty relates to Borrower or Individual Borrower and as to its Individual Property where the representation or warranty relates to the Properties or Individual Property) as of the Closing Date that:

4.1.1       Organization.  Borrower has been duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties.  The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule IV.

4.1.2       Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3       No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4       Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or such Individual Property, could reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor or the condition or ownership of any Individual Property or are not adequately covered by insurance.

4.1.5       Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound which could reasonably be expected to materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) the obligations under the Loan Documents.

4.1.6       Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan.  Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien in and to Borrower’s right, title and interest to the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, Borrower’s right, title and interest to all personalty (including the Leases) to the extent such security interest can be perfected by recordation or filing, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7       Solvency.  Borrower has (a) not entered into the transactions contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s probable liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8       Full and Accurate Disclosure.  No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading.  There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, could be reasonably expected to materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9       No Plan Assets.  Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10     Compliance.  Borrower and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws.  Borrower is not in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11     Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof as a warehouse/distribution center, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

4.1.12     Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13     Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14     Utilities and Public Access.  Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses.  All public utilities necessary for the use and operation of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property absent a valid easement) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies.  All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15     Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16     Separate Lots.  Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17     Assessments.  There are no pending or, to Borrower’s knowledge, proposed special or other, assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18     Enforceability.  The Loan Documents are not currently subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19     No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20     Insurance.  Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Except as disclosed in writing to Lender on the date hereof, no claims have been made under any such Policies, and, to Borrower’s knowledge, no Person, including

Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21     Use of Property.  Each Individual Property is used exclusively as a warehouse/distribution center and other appurtenant and related uses.

4.1.22     Certificate of Occupancy; Licenses.  All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property as a warehouse/distribution center (collectively, the “Licenses”), have been obtained and are in full force and effect.  Borrower shall keep and maintain all material Licenses necessary for the operation of each Individual Property as a warehouse/distribution center.  The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23     Flood Zone.  Except as may be set forth on the applicable Survey, none of the Improvements on any Individual Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24     Physical Condition.  Except as disclosed to Lender in the Physical Conditions Report, Individual Property (including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components) is, in all material respects, in good condition, order and repair.  Except as disclosed to Lender in the Physical Conditions Report, there exists no structural or other material defects or damages in its Individual Property.  Individual Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in its Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25     Boundaries.  To Borrower’s knowledge, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property.

4.1.26     Intentionally Omitted.

4.1.27     Intentionally Omitted.

4.1.28     Principal Place of Business; State of Organization.  Each Individual Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Each Individual Borrower is organized under the laws of the state of Delaware.

4.1.29     Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or are being paid simultaneously herewith or upon recordation thereof, and, under current Legal Requirements, each of the Mortgages is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30     Special Purpose Entity/Separateness.

(a)           Until the Debt has been paid in full, each Individual Borrower hereby represents, warrants and covenants that it is, shall be and shall continue to be a Special Purpose Entity and that from the date of formation to the date hereof, each Individual Borrower has complied with the single purpose and separateness provisions in Sections 7 and 9(j) of its Limited Liability Company Agreement dated as of May 7, 2004.

(b)           The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)           All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects.  Each Individual Borrower has complied and will comply with all of the assumptions made with respect to such Individual Borrower in the Insolvency Opinion.

4.1.31     Intentionally Omitted.

4.1.32     Illegal Activity.  No portion of any Individual Property has been purchased with proceeds of any illegal activity.

4.1.33     No Change in Facts or Circumstances; Disclosure.  All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower.  Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34     Intentionally Omitted.

4.1.35     Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.36     Embargoed Person.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each such Person, an “Embargoed Person”) with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the Loan is or would be in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law.

4.1.37     Cash Management Account.  (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Cash Management Account.

(b)           The Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York).

(c)           Intentionally Omitted.

(d)           The Cash Management Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

4.1.38     Master Lease.  (a) The Properties are not subject to any Leases other than the Master Lease.  Borrower is the owner and lessor of landlord’s interest under the Master Lease.  No Person has any possessory interest in the Properties or right to occupy the same except under and pursuant to the provisions of the Master Lease.  The Master Lease is in full force and effect, there are no defaults thereunder by either party, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, no right or claim of recission, offset, abatement, diminution, defense or counterclaim has been asserted with respect to the Master Lease and there is no existing condition that, with the passage of time or giving of notice, or both, would result in a right or claim of recission, offset, abatement, diminution, defense or counterclaim under the terms and provisions of the Master Lease.  No Rent under the Master Lease has been paid more than one (1) month in advance of its due date.

(b)           Borrower does not have any material monetary obligations under the Master Lease and all material monetary obligations associated with managing, owning, developing and operating the Properties (including, without limitation, all costs associated with utilities, real estate taxes, insurance, maintenance and repairs) are obligations of the Master Tenant pursuant to the terms and provisions of the Master Lease.  Borrower does not have any nonmonetary obligations under the terms and provisions of the Master Lease which could interrupt the payment of Rent by Master Tenant pursuant to the Master Lease, and all work required to be performed by Borrower under the Master Lease has been performed as required and has been accepted by the Master Tenant.  There is no free rent and no allowances or abatements are required to be given by Borrower to Master Tenant, under the Master Lease.

(c)           There has been no sale, transfer or assignment, hypothecation or pledge of the Master Lease or of the Rent received pursuant to the Master Lease, other than in connection with the Loan Documents.  Master Tenant has not assigned the Master Lease or sublet all or any portion of the Properties; the Master Tenant does not hold its leased premises under assignment or sublease, nor does anyone except Borrower, Master Tenant and its employees occupy such leased premises.  Neither the Master Tenant nor any other Person has a right or option pursuant to the Master Lease or otherwise to purchase all or any part of the Properties.

(d)           The Master Lease is subordinate to the Mortgage.  The Master Lease has an original term ending on or after the Maturity Date.  Each remaining payment of Rent due under the Master Lease is sufficient to pay the Monthly Debt Service Payment Amount in full on or prior to the due date thereof (without giving effect to any applicable grace periods) currently and over the term of the Loan.  The Rent under the Master Lease is payable without notice or demand, and without setoff, recoupment, abatement or reduction.  The Master Tenant has not been released, in whole or in part, from any of its obligations under the Master Lease.  Under the terms of the Master Lease, the Master Tenant is not permitted to assign or sublet its interest or obligations under the Master Lease unless such Master Tenant remains fully and primarily liable thereunder.  The Master Lease contains customary and enforceable provisions which render the rights and remedies of the lessor thereunder adequate for the enforcement and satisfaction of the lessor’s rights thereunder, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Pursuant to the terms and provisions of the Master Lease and this Agreement, Borrower may not amend or modify the Master Lease without the prior written consent of Lender.  No amendment, modification, termination or surrender (with respect to any Individual Property, the Properties or any part thereof) of the Master Lease will be effective without the prior written consent of Lender.  Master Tenant is required to notify Lender of any default under the Master Lease and to provide Lender with additional time and opportunity to cure such default.

(e)           Master Tenant has agreed to indemnify Borrower under the Master Lease, among other things, from any claims of any nature (i) to which Borrower is subject because of

Master Tenant’s occupancy, maintenance or operation of the Properties, (ii) that are imputed to Borrower because of Borrower’s ownership of the Properties (provided that such indemnification does not include any obligations affirmatively assumed or undertaken by Borrower, whether by contract or otherwise) or (iii) arising from (A) injury to or death of any Person or damage to or loss of property on the Properties or connected with the use, condition or occupancy of the Properties, (B) Master Tenant’s violation of the terms and provisions of the Master Lease, or (C) any act or omission of Master Tenant; provided that Master Tenant is not required to indemnify Borrower for any such matters arising due to the gross negligence or willful misconduct of Borrower.

(f)            Master Tenant is required upon request of Borrower to make all rental payments due under the Master Lease directly to Lender or its designee, which rental payments shall be delivered by Master Tenant to the Cash Management Account.

(g)           Borrower represents, covenants and warrants that it is the express intent of Borrower and the Master Tenant that the Master Lease constitute a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of the Master Tenant in the Properties is as a tenant under the Master Lease.  In the event that it shall be determined that the Master Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of the Master Tenant in the Properties is other than that of tenant under the Master Lease, Borrower hereby covenants and agrees, to the extent permitted by applicable law, that it shall cause the Master Tenant’s interest in the Properties, however characterized, to continue to be subject and subordinate to the lien and security interest of the Mortgages, or Borrower’s fee interest in the Properties, on all the same terms and conditions as contained in the Master Lease.

4.1.39     SPE Prior Act Representations.  Except as provided in or required by prior financings secured by its Individual Property, each Individual Borrower hereby represents and warrants to Lender (as to itself in each instance where the representation or warranty relates to Borrower or Individual Borrower and as to its Individual Property where the representation or warranty relates to the Properties or Individual Property) that since its formation:

(i)       Individual Borrower has not owned any asset or property other than (A) its Individual Property, and (B) incidental personal property necessary for the ownership or operation of its Individual Property;

(ii)      Individual Borrower has not engaged in any business other than the ownership, management and operation of its Individual Property and Individual Borrower has conducted and operated its business as presently conducted and operated;

(iii)     Individual Borrower has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”) except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party and in connection with this Agreement;

(iv)    Individual Borrower has not incurred any Indebtedness other than (A) acquisition financing with respect to its Individual Property and the Properties by Borrower; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by its Individual Property and the Properties; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (B) unsecured trade payables and operational debt not evidenced by a note, and (C) Indebtedness incurred in the financing of equipment and other personal property used on its Individual Property and the Properties;

(v)     Individual Borrower has not made any loans to any Person or held evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(vi)    Individual Borrower has remained solvent and has paid its debts and liabilities from its own assets and generally as the same have became due;

(vii)   Individual Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(viii)  Individual Borrower has done or caused to be done all things necessary to observe all its organizational formalities and to preserve its existence or has promptly taken curative action with respect thereto;

(ix)     (A) Individual Borrower has maintained all of its accounts (including bank accounts), books and records separate from those of any other Person; and (B) Individual Borrower has maintained separate financial statements and its assets have not been listed as assets on the financial statement of any other Person except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(x)      Individual Borrower has been, and at all times has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower or an Individual Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (iii) above, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Individual Borrower, has conducted business in its own name; has not identified itself or any of its Affiliates as a division or part of the other; and has used separate stationery, invoices and checks bearing its own name and not the name of any Affiliate;

(xi)     Individual Borrower has corrected any known misunderstanding regarding its status as a separate entity;

(xii)    Individual Borrower has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii)   Individual Borrower has not, nor have any of its constituent parties, sought or effected the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part of any Individual Borrower;

(xiv)   Individual Borrower has not commingled its funds or other assets with those of any Affiliate or constituent party or any other Person, and Individual Borrower has not held all of its assets in its own name;

(xv)    Individual Borrower has maintained its assets in such a manner that it would not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xvi)   Individual Borrower has not guaranteed or become obligated for the debts of any other Person, except for the debts of the other Individual Borrowers pursuant to acquisition financing encumbering its Individual Property and the Properties, and has not held itself out to be responsible for or to have its credit available to satisfy the debts or obligations of any other Person;

(xvii)  Individual Borrower is presently conducting its businesses so that the assumptions made with respect to Individual Borrower in the Insolvency Opinion are currently true and correct in all material respects;

(xviii) Individual Borrower has not permitted any Affiliate or constituent party independent access to its bank accounts;

(xix)   Individual Borrower has paid the salaries of each of its own employees (if any) from its own funds and has maintained a sufficient number of employees (if any) in light of its contemplated business operations;

(xx)    Individual Borrower has compensated each of its consultants and agents from its own funds for services provided to it and pay from its own assets all obligations of any kind incurred;

(xxi)   Individual Borrower has not acquired any obligations or securities of any of its Affiliates;

(xxii)  Individual Borrower has not acquired or held any equity interest or subsidiary interest in any entity;

(xxiii)       Individual Borrower has not pledged its assets for to secure the obligations of any other Person other than with respect to loans secured by the Properties and no such pledge remains outstanding except in connection with the Loan;

(xxiv)      Individual Borrower has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

(xxv)       Individual Borrower is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(xxvi)      Individual Borrower has no judgments or liens of any nature against it except for tax liens not yet due or delinquent;

(xxvii)     Individual Borrower is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate;

(xxviii)    Individual Borrower is not involved in any dispute with any taxing authority;

(xxix)       Individual Borrower has paid all taxes which it owes;

(xxx)        Individual Borrower is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding;

(xxxi)       Individual Borrower has materially complied with the separateness covenants referred to in the Insolvency Opinion; and

(xxxii)      Individual Borrower has no material contingent or actual obligations not related to the Properties.

Section 4.2.           Survival of Representations.  Each Individual Borrower agrees that all of the representations and warranties set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.            BORROWER COVENANTS

Section 5.1.           Affirmative Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1       Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Properties, including, without limitation, Prescribed Laws.  There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages.  Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the applicable Individual Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; provided, however, that Borrower shall be required to furnish such security or additional security to Lender only to the extent of costs, interest and penalties which may be payable in connection with or pursuant to such proceeding are in excess of the security theretofore furnished by Borrower to the applicable Governmental Authority.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2       Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay

Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid.  Borrower shall furnish to Lender receipts for the payment of the Taxes and Other Charges prior to the date the same shall become delinquent; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof.  Borrower shall not suffer and shall promptly cause to be discharged (by bonding, payment or otherwise) any Lien or charge whatsoever which may be or become a Lien or charge against the Properties (other than Permitted Encumbrances), and shall promptly pay for all utility services provided to the Properties.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and due diligence, the amount or validity or application in whole or in part of any of the Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage, deed to secure debt or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such contested Taxes or Other Charges from Borrower and from the applicable Individual Property; and (vii) Borrower shall furnish such security as may be required in the proceeding or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; provided, however, that Borrower shall be required to furnish such security to Lender (or to deposit additional reserves with Lender) only to the extent of costs, interest and penalties which may be payable in connection with or pursuant to such proceeding, after giving credit to any security deposited in such proceeding by Borrower, are in excess of funds to pay such contested Taxes or Other Charges theretofore deposited with or collected by Lender in the Tax and Insurance Escrow Fund.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3       Litigation.  Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened against any Individual Borrower and Guarantor which might materially adversely affect any Individual Borrower’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.

5.1.4       Access to Properties.  Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, provided Lender shall use commercially reasonable efforts to minimize interference with the use and operation of the Properties or any part thereof.

5.1.5       Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in any Individual Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6       Cooperate in Legal Proceedings.  Borrower shall cooperate in all reasonable respects with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, Borrower shall permit Lender, at its election, to participate in any such proceedings.

5.1.7       Perform Loan Documents.  Borrower shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8       Award and Insurance Benefits.  Borrower shall cooperate fully with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property to the extent Lender is entitled to same under the terms of the Loan Documents, and Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.9       Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements relating to the Properties or Substitute Properties, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10     Mortgage Recording Taxes.  Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages.

5.1.11     Financial Reporting.  (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties.  Lender shall have the right from time to time at reasonable times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence and during the continuance of an Event of Default, Borrower shall pay any out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)           Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Properties for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower.  Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Borrower’s annual financial statements shall be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (ii) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (iii) an Officer’s Certificate certifying that, to such officer’s knowledge, each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether, to such officer’s knowledge, there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)           Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month until the earlier of the occurrence of a Securitization or the first anniversary after the date hereof and, thereafter, on or before forty five (45) days after the end of each calendar quarter, the following items, accompanied by an Officer’s Certificate stating that, to such officer’s knowledge, such items are true, correct, accurate in all material respects and complete and fairly present the financial condition and results of the operations of Borrower and the Properties for the applicable period (subject to normal year-end adjustments) as applicable:  (i) a rent roll for the subject month (or quarter, as applicable) (if Borrower or any Individual Borrower shall enter into any Lease other than the Master Lease); (ii) monthly (or quarterly, as applicable) and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month (or quarter, as applicable), noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such period, in form reasonably satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period (or such shorter period as may be applicable) as of the last day of such month (or quarter, as applicable); and (iv) a Net Cash Flow Schedule.  In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d)           Intentionally Omitted.

(e)           Intentionally Omitted.

(f)            Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).  Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12     Business and Operations.  Borrower will continue to engage in the businesses presently conducted by it as and to the extent necessary for the ownership, maintenance, management and operation of the Properties.  Borrower will qualify and maintain its qualification to do business and will remain in good standing under the laws of each jurisdiction as and to the extent required for the ownership, maintenance, management and operation of the Properties.

5.1.13     Title to the Properties.  Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14     Costs of Enforcement.  In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney after the occurrence and during the continuance of an Event of Default for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15     Estoppel Statement.  (a) Lender and Borrower each shall, within ten (10) Business Days of written request from the other, furnish the other with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt or the payment of the other obligations under the Loan Documents, if any, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year.

5.1.16     Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17     Performance by Borrower. Borrower shall in a timely manner observe, perform, satisfy and fulfill each and every condition, covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, subject to all applicable notice, grace and cure periods therein, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

5.1.18     Intentionally Omitted.

5.1.19     No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20     Leasing Matters.  Any Leases with respect to an Individual Property executed after the date hereof shall be approved by Lender, which approval shall not be unreasonably withheld.  Upon request, Borrower shall furnish Lender with executed copies of all Leases.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates.  All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.  Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior consent.

5.1.21     Alterations.  Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on any Individual Borrower’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations with respect to the applicable Individual Property (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements, or the exterior of any building constituting a part of any Improvements, at the applicable Individual Property and the aggregate cost thereof does not exceed One Million Dollars ($1,000,000) or (c) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement.  If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed One Million Dollars ($1,000,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following:  (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and, if a Securitization has occurred, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and, if a Securitization has occurred, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, subject to the terms of Section 7.5, Lender shall (or, with respect to a letter of credit or performance bond, may) apply such security from time to time to pay for such alterations in accordance with the procedures and requirements set forth in Section 7.3.2 relating to the disbursement of funds from the Replacement Reserve Account.

5.1.22     Operation of Property.  Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Master Lease.  In the event that the Master Lease expires or is terminated, Borrower shall promptly enter into a Replacement Management Agreement with a Qualified Manager.

5.1.23     Special Purpose Entity/Separateness.  All of the assumptions made in any non-consolidation opinion required to be delivered after the date hereof in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects.  Each Individual Borrower will have complied and will comply with all of the assumptions made with respect to such Individual Borrower in any Additional Insolvency Opinion.  Each entity other than any Individual Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

Section 5.2.           Negative Covenants.  From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1       Operation of Property.  (a) Borrower shall not, without Lender’s prior consent (which consent may be conditioned or withheld in Lender’s sole discretion):  (i) surrender, terminate or cancel the Master Lease; (ii) reduce or consent to the reduction of the term of the Master Lease; (iii) decrease or consent to the decrease of the amount of any Rent or other charges under the Master Lease; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Master Lease.

(b)           Following the occurrence and during the continuance of a Default or Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Master Lease without the prior consent of Lender, which consent may be conditioned or withheld in Lender’s sole discretion.

5.2.2       Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(i)       Permitted Encumbrances;

(ii)      Liens created by or permitted pursuant to the Loan Documents; and

(iii)     Liens for Taxes or Other Charges not yet due or delinquent.

5.2.3       Dissolution.  No Individual Borrower shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of its Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets, except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.4       Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5       Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6       Zoning.  Except in connection with the release of an Out Parcel or a Partial Release Parcel in accordance with Section 2.5.3 and Section 2.5.4, respectively, Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance.  Borrower shall not use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7       Intentionally Omitted.

5.2.8       Principal Place of Business and Organization.  Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice.  Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld.  Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of place of organization.

5.2.9       ERISA.  (a) Borrower shall not engage in any transaction which would cause any obligation hereunder or the exercise by Lender of any of its rights under the Note, this

Agreement or the other Loan Documents to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) no Individual Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Individual Borrower is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Individual Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Individual Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)           Individual Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10     Transfers.  (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.

(b)           Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof; and (B) Permitted Encumbrances.

(c)           Subject to subclauses (A) and (B) of Section 5.2.10(b), a Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Individual Borrower agrees to sell its Individual Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by any Individual Borrower leasing all or a substantial part of its Individual Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, its right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)           Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer:  (i) the pledge, sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such pledges, sales or transfers shall result in the change of control in the Restricted Party, and as a condition to each such pledge, sale or transfer, Lender shall receive not less than ten (10) Business Days prior notice of such pledge, proposed sale or transfer, (ii) the pledge, sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing or membership interests (as the case may be) in a Restricted Party; provided, however, no such pledges, sales or transfers shall result in the change of control in the Restricted Party, and as a condition to each such pledge, sale or transfer, Lender shall receive not less than ten (10) Business Days prior notice of such proposed pledge, sale or transfer, and (iii) the sale, transfer or issuance of not more than eighty-five percent (85%) of the beneficial ownership interests in Guarantor, provided that (A) such beneficial ownership interests are securities listed on the New York Stock Exchange or such other nationally-recognized stock exchange, (B) no such sales or transfers shall result in the change of control in Guarantor, and (C) if required by Lender, the delivery of a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender, and provided, further, that the subsequent sale, transfer, exchange or trading of such securities shall not be deemed a Transfer.

(e)           Lender’s consent to a one (1) time Transfer of the Properties shall not be unreasonably withheld provided that Lender receives thirty (30) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i)            Borrower shall pay Lender a transfer fee equal to one-half of one percent (0.50%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ii)           Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)          The proposed transferee (the “Assignee”) or Assignee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties, which expertise shall be reasonably determined by Lender;

(iv)          Assignee and Assignee’s Principals shall, as of the date of such Transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v)           Assignee and Assignee’s Principals and all other entities which, as of the date of such Transfer, will have any equity interest in Assignee and are owned or Controlled directly or indirectly by Assignee’s Principals (“Assignee Related Entities”) must not have been a debtor in any proceeding under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law within seven (7) years prior to the date of the proposed Transfer;

(vi)          Assignee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)         There shall be no material litigation or regulatory action pending or threatened against Assignee, Assignee’s Principals or Assignee Related Entities which is not reasonably acceptable to Lender;

(viii)        Assignee, Assignee’s Principals and Assignee Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix)           Assignee and Assignee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30 and 5.2.9 hereof, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Assignee and Assignee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements and covenants reasonably required by Lender;

(x)            If a Securitization shall have occurred, Lender shall have received written confirmation from the applicable Rating Agencies that such Transfer shall not result in a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof;

(xi)           Borrower or Assignee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender;

(xii)          Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender; and

(xiii)         Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policies, as modified by the assumption agreement, as a valid first lien on the Properties and naming the Assignee as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the relevant Title Insurance Policies issued on the date hereof and the Permitted Encumbrances relating thereto.

Immediately upon a Transfer to such Assignee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgages and the other Loan Documents accruing after such Transfer.  The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f)            Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

VI.           INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1.           Insurance.  Lender acknowledges that the Policies delivered by Borrower to Lender as of the date hereof comply in all respects with the requirements and provisions of this Section 6.1.

(a)           Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i)            comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain or cause to be obtained:  (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; provided, however, that no flood insurance shall be required with respect to any such Improvements if the deductible for such coverage would exceed the value of the Improvement shall require; (y) earthquake insurance in an amount equal to one times probable maximum loss and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity and (z) coastal windstorm insurance in an amount equal to one hundred percent (100%) of the full replacement cost and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence; (B) to continue at not less than the aforesaid limit until reasonably required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is generally available under then standard commercial general liability insurance policies;

(iii)          continuing expense coverage under the all risk insurance required to be provided under subsection (i) above (A) with loss payable to Lender, but only to the extent of the portion of the rent under the Master Lease applicable to the Individual Property affected by such casualty; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 365 days from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from each Individual Property for a period of twenty-four (24) months from the date of such Casualty (assuming such

Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period.  The amount of such continuing expense coverage under the all risk insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from each Individual Property for the succeeding twenty-four (24) month period.  Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to the obligations secured by the Loan Documents from time to time due and payable hereunder or under the other Loan Documents; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such continuing expense coverage under the all risk insurance;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         umbrella liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(ix)           intentionally omitted;

(x)            the commercial property insurance and continuing expense coverage under the all risk insurance required under Sections 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property insurance and continuing expense coverage for loss resulting from perils and acts of terrorism on terms

(including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(xi)           upon not less than sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b)           All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) satisfying the requirements of Section 6.1(a).  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (provided, however, if five (5) or more insurance companies issue the Policies required hereunder, then the foregoing required insurance company rating shall be deemed to be satisfied if the primary insurance provider has, and at least sixty percent (60%) of the overall applicable insurance coverages required hereunder are provided by insurance companies having, a credit rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency) and the balance of the applicable insurance coverages represented by the Policies required hereunder are provided by insurance companies having a credit rating of “BBB+” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency).  If a Securitization occurs, the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded.  Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies required hereunder with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above.  The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall provide for coverages, deductibles and limits (and/or sub-limits) such that any and all claims with respect to any Individual Property which could be made under a separate Policy satisfying the requirements of Section 6.1 and insuring only such Individual Property may be made under such blanket insurance Policy.

(d)           All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i)            but only to the extent contained in the Policies (including endorsements thereto) provided to Lender as of the date hereof or, with respect to other Policies obtained by or on behalf of Borrower after the date hereof, to the extent such clauses or endorsements are generally available, no act or negligence of Borrower, or anyone acting for any Individual Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, except for the willful misconduct of Lender in violation of the conditions of such Policy, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice (or ten (10) days’ written notice, in the case of non-payment of premium) to Lender and any other party named therein as an additional insured;

(iii)          the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time the Policies are not in full force and effect, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

Section 6.2.           Casualty.  If the Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition (or, subject to Lender’s reasonable consent, substantially the same condition) the Individual Property was in immediately prior to such Casualty (so long as applicable zoning laws in effect at the time permit such rebuilding), with such material alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4.  Borrower shall pay all costs of such

Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million Dollars ($1,000,000) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.  Notwithstanding anything to the contrary contained in this Section 6.2, in the event of a Casualty which destroys or otherwise renders unfit for use and occupancy fifty percent (50%) or more of the floor area of the Improvements on the affected Individual Property, Borrower may obtain a release of the Individual Property from the lien of the applicable Mortgage and related Loan Documents by paying to Lender the Adjusted Release Amount for such Individual Property (even if such prepayment occurs prior to the Lockout Release Date), in which case no Prepayment Premium shall be due, and upon the effective date of such release, Lender shall pay over to Borrower such Net Proceeds in respect of such Casualty.  Except as otherwise set forth in the immediately preceding sentence, such release of the affected Individual Property shall be subject to the satisfaction of each of the conditions set forth in Section 2.5.1 hereof.

Section 6.3.           Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property (to the extent permitted by applicable zoning laws in effect at the time) to be of substantially the same character as prior to such Condemnation to the fullest extent reasonably possible and otherwise comply with the provisions of Section 6.4.  If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4.           Restoration.  The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)           If the Net Proceeds shall be less than One Million Dollars ($1,000,000) and the costs of completing the Restoration shall be less than One Million Dollars ($1,000,000),

the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that no Event of Default shall have occurred and be continuing.

(b)           If the Net Proceeds are equal to or greater than One Million Dollars ($1,000,000) or the costs of completing the Restoration is equal to or greater than One Million Dollars ($1,000,000), the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole, but reasonable, discretion that the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than fifty percent (50%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C)           Intentionally Omitted;

(D)          the Master Lease shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation, as the case may be;

(E)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation occurs) (subject to excusable delays due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials, other causes beyond the reasonable control of Borrower, and delays in the claims adjustment process outside the control of Borrower) and shall diligently pursue the same to completion as required under Section 6.2 hereof;

(F)           Lender shall be satisfied that any operating deficits, including all scheduled payments of interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of such Casualty or Condemnation will be covered out of (1) the Net Proceeds, (2) the continuing expense coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(G)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(H)          the Individual Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;

(I)            the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(J)            such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements, except as such access may be impaired or impacted during construction;

(K)          the Debt Service Coverage Ratio for the affected Individual Property, after giving effect to the Restoration, shall be equal to or greater than the Closing Date DSCR;

(L)           the Loan-to-Value Ratio (using the Pro Rata Release Amount) for the effected Individual Property, after giving effect to the Restoration, shall be not greater than the Loan-to-Value Ratio immediately preceding the Closing Date;

(M)         Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(N)          the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s sole, but reasonable, discretion to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender in an Eligible Account, shall be invested in Permitted Investments and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement or from any Casualty Retainage in connection with the Restoration) have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policies.  If a dispute exists as to a portion of the requested Net Proceeds to be disbursed, but not as to the balance of the requested Net Proceeds to be disbursed, then, provided Borrower advances its own funds as to the disputed portion, Lender shall advance such balance of requested Net Proceeds in accordance with this Section 6.4(b).

(iii)          All plans and specifications required in connection with the Restoration of an Individual Property, the cost of which is reasonably estimated by Lender to exceed One Million and No/100 Dollars ($1,000,000) (a “Substantial Restoration”), shall be subject to prior review and acceptance in all material respects by Lender and by an independent consulting engineer selected by Lender and approved by Borrower (the “Casualty Consultant”), such approval (A) not to be unreasonably withheld or delayed and (B) to be deemed granted if Lender shall not have disapproved same in writing within fifteen (15) Business Days after Borrower’s request for approval, so long as the written request to Lender for approval contains a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 15 BUSINESS DAYS”.  Upon the occurrence and during the continuation of an Event of Default, Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, such approval (1) not to be unreasonably withheld or delayed and (2) to be deemed granted if Lender shall not have disapproved same in writing within ten (10) Business Days after Borrower’s request for approval, so long as the written request to Lender for approval contains a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 10 BUSINESS DAYS”.  All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” as used in this Section 6.4(b) shall mean an amount equal to the greater of (i) the amount permitted to be held back under the applicable contract and (ii) ten percent (10%) (or, five percent (5%) after fifty percent (50%) of the work to be performed under the applicable contract has been completed as certified by the Casualty Consultant) of the costs actually incurred for work under the applicable contract in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 6.4 and that all approvals necessary for the re-occupancy and use of the Individual Property (other than any work to be undertaken by a Tenant pursuant to a Lease, if any, which has been reviewed and approved by Lender) have been obtained from all appropriate Governmental Authorities and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work (other than minor punch-list items) and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, and such contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to such contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the amount of the deficiency (the “Net Proceeds Deficiency”), in cash or in the form of a letter of credit acceptable to Lender, issued by a U.S. bank (with a branch in New York) that is an Eligible Institution (the “Net Proceeds Deficiency Letter of Credit”), with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender (and the proceeds of any drawings under such letter of credit) shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender (or the proceeds of any drawings under the Net Proceeds Deficiency Letter of Credit) (including any interest earned thereon) after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)           In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII.         RESERVE FUNDS

Section 7.1.           Required Repair Funds.

7.1.1       Deposits.  Borrower shall perform the repairs at the Properties, as more particularly set forth on Schedule III hereto (such repairs hereinafter collectively referred to as “Required Repairs”).  Borrower shall complete the Required Repairs at each Individual Property by the required deadline for each repair as set forth on Schedule III.  Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward reduction of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.  On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule III hereto to perform the Required Repairs for such Individual Property multiplied by one hundred twenty-five percent (125%).  Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2       Release of Required Repair Funds.  Lender shall disburse to Borrower, or at Borrower’s direction, the Master Tenant, the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs,

(ii) identifying, to such officer’s knowledge, each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that, to such officer’s knowledge, each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, and (d) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed in good an workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.  Upon completion of all Required Repairs, provided that no monetary Default or Event of Default shall  have occurred and be continuing, Borrower shall be entitled to the then remaining balance in the Required Repairs Account and Lender shall so disburse same upon Borrower’s written request therefor.

Section 7.2.           Tax and Insurance Escrow Fund.  Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax and Insurance Escrow Fund sufficient funds to pay all such Taxes at least ten (10) Business Days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least ten (10) Business Days prior to the expiration of the Policies (said amounts in subclauses (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”).  The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgages.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, then after each release of an Individual Property or a Partial Release Parcel pursuant to Section 2.5.1 or Section 2.5.4 hereof, as applicable, Lender shall reassess the amount necessary to be deposited in the Tax and Insurance Escrow Fund for the succeeding period, which calculation shall take into account any such excess amounts remaining in the Tax and Insurance Escrow Funds.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in subclauses (a) and (b) above, Lender shall notify

Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.  Notwithstanding anything to the contrary contained herein, payments into the Tax and Insurance Escrow Fund shall be subject to adjustment, if any, pursuant to the last paragraph of Section 2.5.1 hereof.

Section 7.3.           Replacements and Replacement Reserve.

7.3.1       Replacement Reserve Fund.  Borrower shall pay to Lender on each Payment Date one-twelfth (1/12) of $856,430, which is the amount (as the same may be adjusted as hereinafter provided, the “Replacement Reserve Monthly Deposit”) reasonably estimated by Lender in its sole but good faith discretion to be due for replacements and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”) and which amount shall be subject to adjustment, if any, pursuant to the last paragraph of Section 2.5.1 Section 2.5.4 and Section 2.8 hereof and the terms set forth in this Section 7.3.1.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.”  Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to make any Replacement Reserve Monthly Deposit at any time that the amounts on deposit in the Replacement Reserve Account are equal to the product of (a) $0.175 per square foot and (b) the total floor area of the Improvements at the Properties then encumbered by the Mortgages.  If an Individual Property is released from the Lien of its related Mortgage in accordance with Section 2.5.1 hereof, any amount held in the Replacement Reserve Account and allocated for such Individual Property shall be retained in the Replacement Reserve Fund and Lender shall, following the release of such Individual Property, adjust the amount of the Replacement Reserve Monthly Deposit, which adjustment shall take into account the amount, if any, remaining in the Replacement Reserve Account allocated to the Individual Property so released and the remaining Properties after giving effect to such release.

7.3.2       Disbursements from Replacement Reserve Account.  Lender shall disburse to Borrower, or at Borrower’s direction, the Master Tenant, the Replacement Reserve Funds from the Replacement Reserve Funds Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender on Lender’s standard form of draw request at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate stating, to such officer’s knowledge, that each Person that supplied materials or labor in connection with the Replacements performed at such Individual Property to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by a copy of a general corporate ledger setting forth in reasonable detail each such Person and each cost or expense to be paid or reimbursed, as applicable, and (d) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at such Individual Property to be funded by the requested disbursement have been completed in good an workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2.  Without limiting the generality of the foregoing, if required by Lender for requests in excess of $50,000.00 for a single item, Borrower shall deliver to Lender lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $50,000.00 for which reimbursement is sought.

7.3.3       Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4.           Intentionally Omitted.

Section 7.5.           Reserve Funds, Generally.  Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.  Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.  The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(a)           Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(b)           The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender.  All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.  Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds.  No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5.  Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments.  Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender.  Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(c)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees (including willful breach of this Agreement).  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.        DEFAULTS

Section 8.1.           Event of Default.  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if (A) subject to the provisions of Section 2.6.3 hereof, Borrower shall fail to pay the Monthly Debt Service Payment Amount or any required deposits to the Reserve Funds in full on or prior to the related Payment Date, or (B) any portion of the Debt is not paid on the Maturity Date;

(ii)           if any of the Taxes or Other Charges are not paid when the same are due and payable, except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of Section 7.2 hereof;

(iii)          if (A) the Policies are not kept in full force and effect, or if copies of the Policies or other evidence of coverage being afforded under the Policies reasonably acceptable to Lender, are not delivered to Lender within ten (10) Business Days after written request therefor from Lender;

(iv)          if Borrower Transfers or otherwise encumbers any portion of the Properties in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v)           if any representation or warranty made by any Individual Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such Individual Borrower did not have actual knowledge at the time of representation or warranty that such representation or warranty was false or misleading in any material respect and the same is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrower from Lender; and provided, further, if (A) the condition causing the representation or warranty to be false is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, (B) Borrower shall have commenced to cure such condition within such thirty (30) day period and thereafter diligently proceeds to cure the same, and (C) the condition causing the representation or warranty to be false could not reasonably be expected to have a material and adverse effect on the financial condition, operation or business of any Individual Borrower or Individual Property, then such thirty (30) day period shall be extended for such an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such condition, such additional period not to exceed 150 days;

(vi)          if any Individual Borrower or Guarantor shall make an assignment for the benefit of creditors;

(vii)         if a receiver, liquidator or trustee shall be appointed for any Individual Borrower or Guarantor, or if any Individual Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Individual Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of any Individual Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Individual Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)        Intentionally Omitted;

(ix)           if Borrower breaches any of its respective negative covenants contained in Sections 5.2 hereof or any covenant contained in Section 4.1.30 hereof;

(x)            with respect to any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement, grace period or both, if Borrower shall be in default under such term, covenant or condition after the giving of such notice, the expiration of such grace period or both, as applicable;

(xi)           if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan is or shall become untrue in any material respect;

(xii)          if a material default has occurred and continues beyond any applicable cure period under the Master Lease, unless such default is waived in writing by Master Tenant; or

(xiii)         if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above or under any of the terms, covenants or conditions in any other Loan Document not specified in subsection (x) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days.

(b)           Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2.           Remedies.  (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against any Individual Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, any Individual Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing and to the extent permitted by applicable Legal Requirements, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower or any Individual Borrower, as applicable, shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to each of Borrower and Lender.  Each Individual Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Except as may be required in connection with a securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)           Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or any Individual Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX.           SPECIAL PROVISIONS

Section 9.1.           Sale of Notes and Securitization.  Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).  At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a)           provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b)           assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and its affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c)           deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to each Individual Borrower and its respective Affiliates and the Loan Documents, and (ii) revised organizational documents for each Individual Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d)           if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the any Individual Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e)           intentionally omitted;

(f)            subject in all cases to the applicable provisions of Section 9.6 hereof, execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan;

(g)           if requested by Lender, review any information regarding the Properties, Borrower, any Individual Borrower and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h)           supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender.

Section 9.2.           Securitization Cooperation.  (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower, at Lender’s request, will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects in so far as it relates to the Properties, Borrower, Guarantor and Master Tenant.

(b)           Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3.           Loan Components; Mezzanine Loans.  (a) Subject in all cases to the applicable provisions of Section 9.6 hereof, Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request and at Lender’s sole cost and expense, Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or re-size the Loan into components (each a “Resizing Event”) such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan.  Lender agrees that, prior to the occurrence of an Event of Default, such new notes or modified note or re-sized components shall have the same weighted average coupon as the original note prior to the applicable Resizing Event.  In connection with any Resizing Event, Borrower covenants and agrees to modify the Cash Management Agreement and/or re-size the Interest Rate Cap Agreement (at Lender’s sole cost and expense in respect of any amounts due and payable in connection with such re-sizing) with respect to the newly created notes or components.  Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.3(a).

(b)           Subject in all cases to the applicable provisions of Section 9.6 hereof, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan and any New Mezzanine Loan(s) between or amongst each other; provided, that (i) in no event shall the weighted average spread of the Loan and any New Mezzanine Loan(s) following any such reallocation or modification and prior to the occurrence of an Event of Default change from the weighted average spread for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), and (ii) such new Mezzanine Loan(s) will not, in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents.  Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.3(b), all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and other loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan.  In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower.  Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended and an Additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.  All reasonable third party costs and expenses incurred by Borrower in connection with its compliance with any requests under this Section 9.3(b) (and relating to the creation of a single New Mezzanine Loan and/or a single New Mezzanine Borrower shall be paid by Borrower.

Section 9.4.           Exculpation.  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name any Individual Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower under the terms of this Agreement or any other Loan Documents, by money judgment or otherwise, to the extent of any actual out-of-pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)       fraud or intentional material misrepresentation in connection with the Loan by Borrower, Guarantor, or any of their principals, officers, agents or employees;

(ii)      damage to the Property arising from intentional misconduct of Borrower, Guarantor, or any of their principals, officers, agents or employees, and any removal of assets forming part of any Individual Property by Borrower in violation of the Loan Documents;

(iii)     the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Mortgages concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document, but only to the extent that the same are not insured against by an environmental insurance policy reasonably acceptable to Lender;

(iv)    Intentionally Omitted;

(v)     the misappropriation or conversion by Borrower of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents following and during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance (it being agreed that no use of funds for the repair, maintenance or operations of the Properties shall be treated as a “misappropriation” hereunder);

(vi)    a breach of any representation set forth in Section 4.1.39 hereof; and

(vii)   if Borrower fails to obtain Lender’s prior consent to any Indebtedness or voluntary Lien encumbering the Properties as required hereby or by the Mortgages.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of:  (a) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) Borrower soliciting or causing to be solicited petitioning creditors for an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (e) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (ii) if Borrower fails to obtain Lender’s prior consent to any Transfer as required hereby or by the Mortgages.

Section 9.5.           Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any set-up fees or any other costs whatsoever relating to or arising under the Servicing Agreement, including, without limitation, any monthly servicing fee due to the Servicer under the Servicing Agreement.

Section 9.6.           Limitation on Borrower’s Obligations.  Notwithstanding anything to the contrary in Section 9.1 or any other provision hereof, Borrower shall not be obligated to agree to any modification of the Note, this Agreement, the Mortgages or the other Loan Documents, or of any Individual Borrower’s organizational documents, or to take any other action, that would:

(a)           increase the reporting requirements of Borrower or any other Person pursuant to Section 5.1.11 hereof;

(b)           change the aggregate outstanding principal balance of the Loan;

(c)           increase (i) the weighted average interest rate or aggregate interest payments under the Loan prior to the occurrence of an Event of Default or (ii) any fee or late charge under the Loan Documents;

(d)           require amortization of the Loan prior to the Maturity Date or any acceleration of the maturity of the Loan by Lender;

(e)           shorten the Maturity Date of the Loan, or provide for other or additional circumstances or events upon which Lender will be entitled to accelerate the maturity of the Loan;

(f)            alter in any way the transfer restrictions relating to direct or indirect interests in the Property (including any equity interests in the direct or indirect owners of Borrower);

(g)           affect the limitations on recourse against Borrower and Guarantor;

(h)           increase the amounts of reserves or escrows;

(i)            affect the rent payable under the Master Lease;

(j)            affect Borrower’s right to extend the term of the Loan;

(k)           affect Borrower’s right to repay or prepay the Loan;

(l)            affect Borrower’s right to enter into, modify or terminate any Leases or any Contracts,

(m)          reduce the materiality thresholds (whether expressed in dollars or otherwise) appearing in any provision of this Agreement or any other Loan Document, including those relating to alterations, casualty and condemnation;

(n)           impose or increase any servicing or similar fee required to be paid or reimbursed by Borrower;

(o)           add additional Events of Default, or shorten any grace or cure period applicable to any existing Event of Default.

(p)           require Borrower or any other Person (including Guarantor) (i) to provide additional collateral security, credit support, indemnities or guaranties for or in respect of the Loan, or (ii) to increase or expand the scope or extent of any existing security, credit support, indemnity or guaranty;

(q)           materially change any obligation of Borrower under the Loan Documents;

(r)            result in Borrower being deemed an “issuer” of the Securities (or any of them); or

(s)           otherwise adversely affect Borrower or Guarantor in any material way.

X.            MISCELLANEOUS

Section 10.1.        Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2.        Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3.        Governing Law.  (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

ABP AL (MIDFIELD) LLC

c/o Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4.        Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5.        Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6.        Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:

Column Financial, Inc.

11 Madison Avenue

New York, New York 10010

Attention:  Rodney Schiffer

Facsimile No. (212) 743-5228

with a copy to:

Column Financial, Inc.

One Madison Avenue

New York, New York 10019

Legal and Compliance Department

Attention:  Casey McCutcheon, Esq.

Facsimile No.

with a copy to:

Cadwalader, Wickersham & Taft LLP

100 Maiden Lane

New York, New York 10038

Attention:  William P. McInerney, Esq.

Facsimile No. (212) 504-6666

If to Borrower or any Individual Borrower:

c/o BlueLinx Holdings, Inc.

4300 Wildwood Parkway

Atlanta, Georgia  30339

Attention:  Mr. Gary Cummings

Facsimile No.

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:  Jeffrey A. Lenobel, Esq.

Facsimile No. (212) 593-5955

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.  To the fullest extent permitted by applicable law, and notwithstanding anything to the contrary contained herein or in any other Loan Document, each Individual Borrower hereby acknowledges and agrees that Lender shall be entitled to rely upon any notice give by any Individual Borrower as constituting a notice by such Individual Borrower or Borrower.

Section 10.7.        Trial by Jury.  LENDER, BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER SUCH PARTY EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER OR LENDER, AS THE CASE MAY BE.

Section 10.8.        Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9.        Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10.      Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11.      Waiver of Notice.  Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender, except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower, and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12.      Intentionally Omitted.

Section 10.13.      Expenses; Indemnity.  (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties, excluding any so–called “true lease” opinion); (ii) except to the extent limited in this Agreement and the Environmental Indemnity Agreement, Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) intentionally omitted; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or any such costs and expenses incurred in connection with a Securitization (except to the extent that, by the express terms of the Loan Documents, such costs and expenses are to be borne by Borrower) or which, pursuant to the express terms of this Agreement, are to be borne by Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b)           Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, bad faith, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for any fees and expenses payable to any Rating Agency in connection with any consent, approval, waiver or confirmation (i) requested by Borrower or (ii) required by the express terms of the Loan Documents and obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14.      Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15.      Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16.      No Joint Venture or Partnership; No Third Party Beneficiaries.  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(a)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17.      Publicity.  All news releases, publicity or advertising (other than in connection with a Securitization) by either party or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Borrower, CSFB, or any of their Affiliates shall be subject to the prior approval of the other party hereto.  Notwithstanding anything to the contrary contained herein, Borrower, Guarantor and their respective Affiliates shall not be prohibited from holding investor conferences during which the transactions contemplated by this Agreement are discussed generally or to the extent publicly disclosed in connection with a Securitization.  In addition, neither Lender, Borrower, CSFB, nor any of their respective Affiliates shall be prohibited from disclosing to any Person any information to the extent necessary to comply with applicable law (including, without limitation, applicable federal or state securities laws) or any required filings with any Governmental Authority or regulatory agency or with the New York Stock Exchange or any other nationally or globally recognized securities exchange.

Section 10.18.      Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.  (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the

Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)           To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19.      Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20.      Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21.      Brokers and Financial Advisors.  Each of Borrower and Lender hereby represents to the other that it has dealt with no financial advisors, brokers, underwriters,

placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Each of Borrower and Lender shall indemnify, defend and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22.      Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Preliminary Summary of Terms dated September 29, 2004 (as amended) between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23.      Joint and Several Liability.  The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower.  It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.3 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to all Individual Borrowers and that all Individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower.  The obligations and liabilities of each Individual Borrower shall be joint and several.

Section 10.24.      Intentionally Omitted.

Section 10.25.      Mortgagee Waiver.  In connection with the refinancing from time to time by the Master Tenant of a working capital facility in favor of Master Tenant pursuant to that certain Loan and Security Agreement, dated as of May 7, 2004, by and among Master Tenant, the Persons from time to time party thereto as lenders, and Congress Financial Corporation, as administrative and collateral agent, Lender agrees to execute and deliver such mortgagee’s waiver agreement in form delivered in connection with the Loan.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ABP AL (MIDFIELD) LLC	ABP AR (LITTLE ROCK) LLC
ABP CA (CITY OF INDUSTRY) LLC	ABP CA (NATIONAL CITY) LLC
ABP CA (NEWARK) LLC	ABP CA (NORTH HIGHLANDS) LLC
ABP CA (RIVERSIDE) LLC	ABP CO I (DENVER) LLC
ABP CO II (DENVER) LLC	ABP CT (NEWTON) LLC
ABP FL (LAKE CITY) LLC	ABP FL (MIAMI) LLC
ABP FL (PENSACOLA) LLC	ABP FL (TAMPA) LLC
ABP FL (YULEE) LLC	ABP GA (LAWRENCEVILLE) LLC
ABP IA (DES MOINES) LLC	ABP IL (UNIVERSITY PARK) LLC
ABP IN (ELKHART) LLC	ABP KY (INDEPENDENCE) LLC
ABP LA (BATON ROUGH) LLC	ABP LA (NEW ORLEANS) LLC
ABP LA (SHREVEPORT) LLC	ABP MA (BELLINGHAM) LLC
ABP MD (BALTIMORE) LLC	ABP ME (PORTLAND) LLC
ABP MI (DETROIT) LLC	ABP MI (GRAND RAPIDS) LLC
ABP MN (EAGAN) LLC	ABP MN (MAPLE GROVE) LLC
ABP MO (BRIDGETON) LLC	ABP MO (KANSAS CITY) LLC
ABP MO (SPRINGFIELD) LLC	ABP MS (PEARL) LLC
ABP NC (BUTNER) LLC	ABP NC (CHARLOTTE) LLC
ABP ND (NORTH FARGO) LLC	ABP NJ (DENVILLE) LLC
ABP NM (ALBUQUERQUE) LLC	ABP NY (YAPHANK) LLC
ABP OH (TALMADGE) LLC	ABP OK (TULSA) LLC
ABP OR (BEAVERTON) LLC	ABP PA (ALLENTOWN) LLC
ABP PA (STANTON) LLC	ABP SC (CHARLESTON) LLC
ABP SD (SIOUX FALLS) LLC	ABP TN (ERWIN) LLC
ABP TN (MEMPHIS) LLC	ABP TN (NASHVILLE) LLC
ABP TX (EL PASO) LLC	ABP TX (FORT WORTH) LLC
ABP TX (HARLINGEN) LLC	ABP TX (HOUSTON) LLC
ABP TX (LUBBOCK) LLC	ABP TX (SAN ANTONIO) LLC
ABP VA (RICHMOND) LLC	ABP VA (VIRGINIA BEACH) LLC
ABP VT (SHELBURNE) LLC	ABP WA (WOODINVILLE) LLC
ABP WI (WAUSAU) LLC

By:	/s/ David Morris
Name: David Morris
Title: Secretary and Vice President

LENDER:

COLUMN FINANCIAL, INC.

By:	/s/ Illegible
Name:
Title